UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NIKA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

colorado
(State or other jurisdiction of incorporation or organization)

2834
(Primary Standard Industrial Classification Code Number)

90-0292940
(I.R.S. Employer Identification Number)

2269 Merrimack Valley Avenue, Henderson, NV 89044 (702)-326-3615
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

VentureVest Capital Corporation 558 Castle Pines Parkway B-4 Suite, Castle Pines, CO 80108	(303)-730-7939
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of conversion of securities: February 29, 2024

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and " emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒	Smaller reporting company	☒
	Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securi- ties Act . ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

PART I

A.	INFORMATION ABOUT THE TRANSACTION

This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. As allowed by the Exchange Act Rules, this prospectus is in the form of an information statement. No vote or other action of the company’s stockholders is required.

Item 1. Forepart of Registration Statement

SUMMARY OF TRANSACTION

The following is a summary of the transaction described in detail in this Form S-4 as required by Item 503 of Regulation S-K. To become familiar with the complete information of this transaction, read the entire Form S-4.

The transaction between the registrant and the target is a market extension merger, the goal of which is to consolidate the entire pharmaceutical business under one entity that holds all markets. There are many benefits of the transaction, including, but not limited, to reduced transfer agent, OTC Markets, accounting, and other fees, lower volume of managerial work, unified marketing strategy, simplified way to attract investors, and larger public float.

As both entities have the same management, bylaws, and articles of incorporation, there will be no changes to the structure post-merger. No new shares will enter the market, as there will be a one-to-one conversion of common stock of the target common stock into the registrant common stock. As a smaller reporting company, disclosure of risk factors is not mandated.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

There are no public offerings and sale of shares associated with this transaction, nor are there any underwriters engaged to perform tasks in relation to it.

Item 2. Table of Content and Additional Statements

(1)	This prospectus in the form of information statement incorporates important business and financial information about the company that is not included in or delivered with the document, and is incorporated by reference.
(2)	This information is available without charge to security holders upon written or oral request made to the secretary of the company, Clifford Redekop at 2269 Merrimack Valley Avenue, Henderson, NV 89004 and (702)-326-3615. Security holders must request this information no later than February 29, 2024.

Item 3. Risk Factors and Other Information.

Risk Factors:

As a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and, as such, the registrant and target are not required to provide the information under this Item.

Other Information:

(a) The registrant is named Nika Pharmaceuticals, Inc. and the target company is named Nika BioTechnology, Inc. Both the registrant and the target company have their principal executive offices at an address at 2269 Merrimack Valley Avenue, Henderson, 89044 NV and telephone (702)-326-3615.

(b) Both companies are specialized in the field of pharmaceuticals and at this point of time on the basis of a Cooperation Agreement are developing a joint business while splitting the funding and the net profit in equal 50% parts. Both companies will profit from the production and distribution of six drugs in injection form dedicated for the treatment of AIDS, chronic hepatitis B and C, rheumatoid arthritis, and other viral and infectious diseases, in which a strong cell immunity is of utmost importance. Both companies will also share the profits from 8 dietary supplements – Physiolong, Carotilen, Fructin, Dry Boza, Biodetoxin, Silymaron, Hypocholestin, and Anthocylen C.

(c) As both companies share a business, have the same main investor and majority shareholders, whilst being managed by the same group of people, it is their desire to consolidate into one entity through a market extension merger in which the shareholders of both companies will retain the same number of shares, meaning that there will be a one-to-one conversion of the target’s common stock into the registrant’s common stock for the purposes of this transaction.

(g)

	Registrant	Target
Historical Basis	$140,000	$145,641
Equivalent per share basis as of 02.11.2024	-	0.20 $

(h) Dimitar Slavchev Savov, who is also a director and executive officer, holds 100% of the outstanding Preferred A stock in both registrant and target, as well as 37% of the outstanding common stock in the registrant and 69% of the outstanding common stock of the target. ACFT LLC, which is managed by Clifford P. Redekop who is a director and officer in both companies, owns 17% of the outstanding common stock in the registrant, as well as 2% in the target.

To approve the merger, a majority vote of a minimum of 51% is necessary.

(i) Pursuant to CO Code § 7-111-103 and NRS § 92A.120, the merger must be approved by the board of directors of both companies, as well as a majority vote by the shareholders by both companies. The registrant must also file a Issuer Related Action Notification Form with FINRA via the Corporate Actions Management Platform. As of the date of this filing, the registrant and target have complied with the above requirements.

(j) Stockholders of the target have a right to dissent pursuant to NRS 92A.380. Refer also to Item 19 of this Form. (k) Refer to Item 4 (a) (6).

Item 4. Terms of the Transaction.

(a)	We are hereby providing a summary of the material features of the merger. The summary includes:

(1) The two companies shall merge as quickly as practicable, whereby the holders of common stock in the target shall convert their stock into shares of common stock in the registrant on a one-to-one basis. The holders of Preferred A stock in the target shall convert their stock into shares of Preferred A stock in the registrant on a two-to-one basis, meaning that they will receive 1 Preferred A stock in the registrant for every 2 Preferred A stock owned in the target.

(2) The registrant and the target are currently jointly developing the same products in different markets, so a merger will allow for a consolidated entity with an extended market. There are other benefits including, but not limited to:

•	Both companies have the same majority control shareholder, Dimitar Slavchev Savov who is providing both with the necessary financing to cover their administrative and development cost during the early stages of the companies;
•	The board of directors and the officers of both companies is comprised by the same individuals – specialists;
•	The merger will ease potential investors, as the Surviving Entity will own the entire business and there will be no confusion in which company to invest in;
•	The Merger will ease the marketing strategy of the Target and the Survivor and will help ease the dissemination of all useful information to investors and the public;
•	The Merger will ease the preparation of financial statements, the auditing, as well as any other mandatory disclosures to the regulatory bodies and the public;
•	The Merger will make it easier for investing in both the main properties – factory, laboratories for scientific research, etc. – as well as in the acquirement of new patents for medicines and dietary supplements, and their development and release on the market;

•	The Merger will decrease the operational costs in half, which will free up funds for additional capital reserves and investments;
•	All rights and ownership in joint subsidiaries and other assets will be consolidated in the Surviving Entity, which will ease the control of the subsidiaries.

(3)	The common stock of the target are securities for which bid and offer quotations are reported under the trading symbol “NIKA” in an automated quotations system operated by OTC Markets;

(4)

There are no differences to the material rights of the common stock of the two companies. The Preferred A stock of both companies are also identical in terms of rights and designations, except for the number of votes that each share of Preferred A stock grants its holders; Preferred A stock of the registrant grants 1000 votes, whereas Preferred A stock of the target grant 500 votes, for which reason the conversion of Preferred A stock will be on a two-to-one basis, as to retain identical number of votes.

(5)

The transaction will be treated by the registrant as a merger under the acquisition method of accounting for business combination in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. For accounting purposes, the registrant Nika Pharmaceuticals, Inc. is considered to be acquiring Nika BioTechnology, Inc.

(6)

The registrant and the target intend that the merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. However, neither company makes any representations or warranties regarding the tax treatment of the merger, or any of the tax consequences relating to the merger, or any of the other transactions or agreements contemplated in conjunction of the merger. Each company acknowledges that it is relying solely on its own tax advisors in connection with the merger, and the other transactions conjunctly contemplated.

(b)	No report, opinion or appraisal materially relating to the transaction has been received from an outside party.

(c)

The contents of the Agreement and Plan of Merger (“Plan of Merger”) dated February 12, 2024, as well as its contents, have been incorporated by reference and the Plan of Merger has been provided as Exhibit 2.1 herein.

Item 5. Pro Forma Financial Information.

As a smaller reporting company, the registrant is hereby providing the information in Rule 8-05 of Regulation S-X (§210.8 -05 ofthis chapter) in lieu of the financial information required by Article 11 of Regulation S-X, which is herein incorporated by reference to Unaudited Pro Forma Condensed Financial Statements provided as Exhibit 13.1 below.

Item 6. Material Contracts with the Company Being Acquired.

On August 1, 2022, the registrant signed a Cooperation Agreement with the target. Pursuant to the agreement, all development of the prescription drug TNG, the dietary supplements Physiolong and Carotilen, as well as any future acquired other patents for prescription drugs and dietary supplements, shall be jointly developed by the parties. The costs of production and distribution will be financed by both parties in equal parts. The net profit – after deduction of all expenses and taxes – will be distributed between the parties in equal parts. The agreement is for a period of 15 years. Subsequently, the registrant had acquired licenses for further five prescription drugs, as well as further six dietary supplements, all of which are to be jointly developed with the target pursuant to the Cooperation Agreement.

Item 7. Additional Information Required for Reoffering by Persons and Parties Deemed to Be Underwriters.

There shall be no reoffering by persons and parties deemed to be underwriters.

Item 8. Interests of Named Experts and Counsel.

No expert or counsel has a substantial interest exceeding $50,000.

Item 9. Disclosure of Commission Position on Indemnification for Securities Act Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

A. INFORMATION ABOUT THE REGISTRANT

Item 13. Incorporation of Certain Information by Reference.

The registrant meets the requirements of Form S-3 and elects to furnish information in accordance with the provisions of Item 12 of this Form:

(a)

The registrant is hereby incorporating by reference into the prospectus, means of a statement to that effect in the prospectus listing all documentsso incorporated, the documents listed in paragraphs (1) and (2) of this Items.

(1)	The registrant’s Annual Report on Form 10-K for the period ended December 31, 2022 as filed with the SEC on April 10, 2023 is incorporated by reference into this Item.

(2)

Since the filling of the Annual Report on Form 10-K for the period ended December 31, 2022 as filed with the SEC on April 10, 2023, the registrant has filed with the SEC the following reports on the respective dates:

•	Quarterly Report on Form 10-Q for the period ended March 31, 2023 as filed on May 15, 2023
•	Quarterly Report on Form 10-Q for the period ended June 30, 2023 as filed on October 31, 2023
•	Current Report on Form 8-K as filed with the SEC on September 18, 2023
•	Quarterly Report on Form 10-Q for the period ended September 30, 2023 as filed on May 15, 2023

(b)

The registrant also may state, if it so chooses, that specifically described portions of its annual or quarterly report to security holders, other than those portions required to be incorporated by reference pursuant to paragraphs (a)(3) and (4) of this Item, are not part of the registration statement. In such case, the description of portions that are not incorporated by reference or that are excluded shall be made with clarity and in reasonable detail.

(c)

The registrant, being an electronic filer, is electing to deliver and incorporate by reference all of the quarterly or annual report to security holders pursuant to this Item and is filing as an exhibit such quarterly or annual report to securityholders that are incorporated by reference, in electronic format.

(d)	Refer to the following information:

(1)	The registrant is hereby identifying the reports and other information that it files with the SEC by reference to Item 13(a); and

(2)	The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and state the address of that site (http://www. sec.gov). The internet address of the registrant’s SEC reports is https://www.sec.gov/edgar/browse/?CIK=0001145604 and the registrant’s website is www.nikapharmaceuticals.com

B.	INFORMATION ABOUT THE COMPANY BEING ACQUIRED

Item 17. Information with Respect to Companies Other Than S-3 Companies.

(b)

If the company being acquired is not subject to the reporting requirements of either Section 13(a) or 15(d) of the Exchange Act; or, because of Section 12(i) of the Exchange Act, has not furnished an annual report to security holders pursuant to Rule 14a-3 (§240.14a-3 of this chapter) or Rule 14c-3 (§240.14c-3 of this chapter) for its latest fiscal year; furnish the information that would be required by the following if securities of such company were being registered:

(1)

The target is a biotechnological company, which specializes in the treatment of AIDS, Chronic Hepatitis B and C, Rheumatoid Arthritis, Cancer, Diabetes, and all diseases, for which a strengthened cell immunity is of vital importance. The target specializes in the field of scientific research with the goal of creating and developing new drugs and dietary supplements. At this moment in time, NIKA's intellectual property includes six drugs in injection form - two of which have successfully undergone clinical trials with good treatment results - and eight dietary supplements;

(2)

The common stock of the target are publicly traded on OTC Markets PINK with a trading symbol NIKA. As of the date of this filing, the share price is $0.20 with approximately 198 holders of record and no dividends to be provided;

(3)	[Reserved]

(4)	[Reserved]

(5)

The information required is incorporated by reference to Note 4 of the target’s Annual Report in the form of Disclosure Statement Pursuant to the Pink Basic Disclosure Guidelines for the period ending December 31, 2023 filed with OTC Disclosure & News on February 16, 2024 and provided as Exhibit 13.4 herein.

(6)	There were no changes in or disagreements with accountants on accounting and financial disclosure in the last two fiscal years;

(7)

The financial statements of the target for the latest fiscal year are in conformity with GAAP, along with the financial statements prepared in conformity with GAAP for both of the two fiscal years before the latest fiscal year have been provided herein as Exhibits 13.4, 13.2, 13.3 respectively.

(8)

The information required by this subsection is incorporated by reference to the target’s Quarterly Report in the form of Disclosure Statement Pursuant to the Pink Basic Disclosure Guidelines for the period ending September 30, 2023 filed with OTC Disclosure & News on November 3, 2023 and provided as Exhibit 13.5 herein.

(9)	Schedules required by Rules 12-15, 28 and 29 of Regulation S-X are not applicable as the target company does not have investments other than investments in related parties, does not own any real estate, and does not have mortgage loans on real estate.

(10)	The target is a smaller reporting company. A smaller reporting company, as defined by § 229.10(f)(1), is not required to provide quantitative and qualitative disclosures about market risk.

C.	VOTING AND MANAGEMENT INFORMATION

Item 19. Information if Proxies, Consents or Authorizations are not to be Solicited or in an Exchange Offer.

(a)	As no consents are solicited, the registrant is furnishing the following information:

(1)	Proxies are not to be solicited;

(2)	There shall be no meeting of shareholders in relation to this transaction.

(3)

Holders of common stock in the target have a dissenters’ right pursuant to the provisions of NRS 92A.380, which right must be exercised within 30 calendar days after dissenters’ notice is provided pursuant to NRS 92A.430. Any holder of stock who has gone through the conversion process should be considered to have agreed to the merger and to have waived their right to dissent.

(4)	The security holders will receive no extra or special benefit not shared on a pro rata basis by all other holders of the same class.;

(5)

With respect to the registrant, information required by Item 6 of Schedule 14A is incorporated by reference from the registrant’s Annual Report on Form 10-K for the period ended December 31, 2022 as filed with the SEC on April 10, 2023. With respect to the target, there are 10,000,000 outstanding Preferred A stock with Dimitar Slavchev Savov holding 100% of the Preferred A stock, and 204,205,027 outstanding common stock with Dimitar Slavchev Savov holding 69% of the common stock of the target.

(6)	The transaction requires a majority vote for approval, which may also be provided alternatively by written consent of the majority shareholders in each company without the need for a shareholder vote;

(7)	The information in this subsection shall be incorporated by reference from the Annual Report on Form 10-K for the period ended December 31, 2022 as filed with the SEC on April 10, 2023

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The officers, directors, affiliates, control persons, employees, agents and representatives of both the registrant and the target are indemnified against all claims, losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties, and expenses, including attorneys’ and consultants’ fees and expenses.

Item 21. Exhibits

(a)	Exhibits
2.1	Agreement and Plan of Merger between Nika Pharmaceuticals, Inc. and Nika BioTechnology, Inc. dated February 12, 2024*
13.1	Unaudited Pro Forma Condensed Combined Financial Statements*
13.2	Annual Report in the form of Disclosure Statement Pursuant to the Pink Basic Disclosure Guidelines for the period ending December 31, 2022 filed April 23, 2023*
13.3	Annual Report in the form of Disclosure Statement Pursuant to the Pink Basic Disclosure Guidelines for the period ending December 31, 2021 filed February 26, 2022*
13.4	Annual Report in the form of Disclosure Statement Pursuant to the Pink Basic Disclosure Guidelines for the period ending December 31, 2023 filed on February 16, 2024*
13.5	Quarterly Report in the form of Disclosure Statement Pursuant to the Pink Basic Disclosure Guidelines for the period ending September 30, 2023 filed on November 3, 2023*
107	Calculation of Filing Fee Table

*Filed herewith.

Item 22. Undertakings.

(a)	The registrant is furnishing the following undertaking:

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus that is in the form of an information statement pursuant to Items 4 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by email. This includes information contained in documents filed subsequent to the effective dateof the registration statement through the date of responding to the request.

(b)	The registrant is furnishing the following undertaking:

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, if such information is applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sofia, Bulgaria, on February 16, 2024.

NIKA PHARMACEUTICALS, INC.
(Registrant)

By	/s/ Dimitar Slavchev Savov
Dimitar Slavchev Savov

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Dimitar Slavchev Savov
(Signature)

Dimitar Slavchev Savov
CEO, CFO, Treasurer, Director

February 16, 2024
(Date)

/s/ Clifford Redekop
(Signature)

Clifford P. Redekop
Secretary and Director
February 16, 2024
(Date)